As filed with the Securities and Exchange Commission on July 26, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VRINGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4988129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

44 W. 28th Street, Suite 1414

New York, New York 10001

(646) 525-4319

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VRINGO, INC. 2012 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN

INNOVATE/PROTECT, INC. 2011 EQUITY INCENTIVE PLAN

(Full title of the plan)

Andrew D. Perlman

Chief Executive Officer

Vringo, Inc.

44 W. 28th Street, Suite 1414

New York, New York 10001

(646) 525-4319

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Chrysler Center

666 Third Avenue

New York, NY 10013

(212) 935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value: Reserved for issuance under the Vringo, Inc. 2012 Employee,	6,500,000 shares	$3.64	$23,660,000	$2,711.45
Director and Consultant Equity Incentive Plan	9,100,000 shares(3)	$3.64	$33,124,000	$3,796.00
Common Stock, $0.01 par value	41,178 shares	$0.994	$40,930.93	$4.69
Total	15,641,178 shares		$56,824,930.93	$6,512.14

(1)	This registration statement on Form S−8 (this “Registration Statement”) covers (i) 15,600,000 shares of common stock, par value $0.01 per share, of Vringo, Inc. (the “Registrant”), available for issuance under the Registrant’s 2012 Employee, Director and Consultant Equity Incentive Plan (the “2012 Plan”), and (ii) 41,178 of shares of common stock of the Registrant issuable upon exercise of stock options granted to Donald E. Stout, a member of the board of directors of the Registrant, which were assumed by the Registrant in connection with the consummation of the merger on July 19, 2012 and are subject to Innovate/Protect, Inc. 2011 Equity Incentive Plan. In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of common stock, which may be issued upon recapitalizations, stock dividends, stock splits or similar transactions. No additional registration fee is included for these shares.

(2)	Estimated in accordance with Rule 457(c) and 457(h)(1) promulgated under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. In the case of shares of Common Stock to be issued in connection with equity awards that have not yet been granted, the price per share and aggregate offering price are based on the average of the high and low sale prices per share of Registrant’s common stock as reported on the NYSE MKT on July 19, 2012 within five business days prior to filing this Registration Statement. In the case of shares of Common Stock which may be issued upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised.

(3)	Represents shares of common stock available for issuance pursuant to the 2012 Plan that have been carried over from the Company’s 2006 Stock Option Plan.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8.

This Registration Statement on Form S-8 hereby registers 15,600,000 shares of common stock for issuance under the Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan (the “2012 Plan”). On July 19, 2012, Vringo, Inc. (the “Company”) stockholders approved the adoption of the 2012 Plan. The 2012 Plan allows the Company, under the direction of the Compensation Committee of the Board of Directors, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, consultants and directors.

The 2012 Plan replaces the Company’s 2006 Stock Option Plan (the “2006 Plan”) which is terminated with the remaining 9,100,000 authorized shares thereunder cancelled on July 19, 2012, the date of the approval of the 2012 Plan by the Company’s stockholders.

In addition to the 6,500,000 shares of common stock initially authorized for issuance under the 2012 Plan, the 2012 Plan allows for the issuance of (i) 9,100,000 shares of common stock previously authorized but unissued under the 2006 Plan, and (ii) any shares of common stock that are represented by awards granted under the 2006 Plan that are forfeited, expire or are cancelled without delivery of shares of common stock or which result in the forfeiture of shares of common stock back to the Company on or after July 19, 2012, the date of the 2012 Plan approval by the stockholders of the Company, provided, however, that no more than 3,200,000 shares shall be added to the 2012 Plan.

In addition, this Registration Statement on Form S-8 hereby registers a total of additional 41,178 shares of common stock issuable upon exercise of a stock option granted to Donald E. Stout, a member of the board of directors of the Company, which were assumed by the Registrant in connection with the consummation of the merger on July 19, 2012 and are subject to Innovate/Protect, Inc. 2011 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, together with any amendments thereof, filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 30, 2012;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31 2012, filed with the SEC on May 15, 2012;

(c)	Our Current Reports on Form 8-K dated February 7, 2012, February 14, 2012, February 15, 2012, March 14, 2012, April 25, 2012, June 19, 2012 and July 20, 2012 (2 Current Reports); and

(d)	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 16, 2010, including any amendment or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Notwithstanding the foregoing provisions, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the SEC shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the Registration Statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Secretary, Vringo, Inc., 44 W. 28th Street, New York, New York 10003, Telephone (646) 525-4319.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares of common stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Item 6. Indemnification of Directors and Officers

The amended and restated certificate of incorporation of the Company provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”).

Article EIGHTH of the Company’s amended and restated certificate of incorporation provides:

“The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent permitted by the DGCL, also have the right to receive from the Company an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified for such expenses. The Company is not required to provide indemnification or advance expenses in connection with (i) any proceeding initiated by a director or officer of the Company unless such proceeding was authorized by the Board of Directors or otherwise required by law; (ii) any proceeding providing for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iii) and for amounts for which payment is actually made to or on behalf of such person under any statute, insurance policy or indemnity provisions or law; or (iv) any prohibition by applicable law.

Pursuant to the Company’s certificate of incorporation, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on May 18, 2010 (File No. 333-164575))

3.2	Amended and Restated Bylaws (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on January 29, 2010 (File No. 333-164575))

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm

23.2*	Consent of Grant Thornton LLP

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference from our Registration Statement on Form S-4 originally filed on April 6, 2012 (File No. 333-180609))

99.2*	Form of Stock Option Agreement

99.3*	Form of Restricted Stock Unit Agreement

99.4*	Innovate/Protect, Inc. 2011 Equity Incentive Plan

*	filed herewith

Item 9. Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on July 26, 2012.

VRINGO, INC.

By:	/s/ Andrew D. Perlman
Name: Andrew Perlman
Title: Chief Executive Officer
(Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Vringo, Inc., hereby severally constitute and appoint Andrew Perlman and Ellen Cohl and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew D. Perlman	Chief Executive Officer and Director	July 26, 2012
Andrew D. Perlman	(principal executive officer)

/s/ Ellen Cohl	Chief Financial Officer (principal	July 26, 2012
Ellen Cohl	financial and accounting officer)

/s/ Seth M. Siegel	Chairman of the Board	July 26, 2012
Seth M. Siegel

/s/ Andrew K. Lang	Chief Technology Officer and Director	July 26, 2012
Andrew K. Lang

/s/ Alexander R. Berger	Chief Operating Officer, Secretary and Director	July 26, 2012
Alexander R. Berger

/s/ John Engelman	Director	July 26, 2012
John Engelman

/s/ Donald E. Stout	Director	July 26, 2012
Donald E. Stout

/s/ H. Van Sinclair	Director	July 26, 2012
H. Van Sinclair

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on May 18, 2010 (File No. 333-164575))

3.2	Amended and Restated Bylaws (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on January 29, 2010 (File No. 333-164575))

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm

23.2*	Consent of Grant Thornton LLP

23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Vringo, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference from our Registration Statement on Form S-4 originally filed on April 6, 2012 (File No. 333-180609))

99.2*	Form of Stock Option Agreement

99.3*	Form of Restricted Stock Unit Agreement

99.4*	Innovate/Protect, Inc. 2011 Equity Incentive Plan

*	filed herewith